CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$2,500,000	$290.25

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated September 28, 2011 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$2,500,000 Buffer Super TrackSM Notes due April 3, 2013 Linked to the Performance of a Weighted Equity Index Basket Global Medium-Term Notes, Series A, No. E-6923

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	September 28, 2011

Issue Date:	October 3, 2011

Basket Final Valuation Date:	March 28, 2013*

Maturity Date:	April 3, 2013**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	A basket (the “Basket”) comprised of the following equity indices (each an “Index” or a “Basket Component”, and together, the “Indices” or “Basket Components”) with weight assigned to each Basket Component (“Weight” or “W(i)”) as set forth in the table below:

Basket Component(i)	Bloomberg Professional® Service Page	Weight (“W(i) ”)	Initial Level (“C(i) Initial”)
EURO STOXX 50® Index	SX5E <index>	65.00%	2,176.64
FTSE® 100 Index	UKX<index>	35.00%	5,217.63

Buffer Percentage:	15.00%

Maximum Return:	47.00%

Payment at Maturity:

If the Basket Performance is greater than 0%, you will receive (subject to our credit risk) a cash payment equal to (a) the principal amount of your Notes, plus (b) the principal amount of your Notes multiplied by the Basket Performance, subject to the Maximum Return. For example, if the Basket Performance is 47.00% or more, you will receive (subject to our credit risk) on the Maturity Date the maximum total payment of $1,470.00 for every $1,000 principal amount Note that you hold. Accordingly, if the Basket Performance is positive, your payment at maturity per $1,000 principal amount Note will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × Basket Performance]

If the Basket Performance is less than or equal to 0% and equal to or greater than -15%, you will receive (subject to our credit risk) the principal amount of your Notes; and

If the Basket Performance is less than -15%, you will receive (subject to our credit risk) a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the sum of (i) the Basket Performance and (ii) the Buffer Percentage, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Basket Performance + 15.00%)]

If the Basket Performance is less than -15%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Performance falls below -15%. You may lose up to 85% of your principal. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Basket Performance:

The Basket Performance equals the weighted average of the percentage change in the Closing Level of each of the Basket Components from the Basket Initial Valuation Date to the Basket Final Valuation Date (which may be less than 0%). The Basket Performance will be calculated on a formula basis as follows:

Where:

C(i) Initial = The Initial Level of Basket Component(i), as set forth in the table above;

C(i) Final = The Final Level of Basket Component(i); and

W(i) = Weight assigned to Basket Component(i), as set forth in the table above.

Initial Level:	With respect to a Basket Component, the Closing Level of such Basket Component on the Basket Initial Valuation Date, as set forth in the table above.

Final Level:	With respect to a Basket Component, the Closing Level of such Basket Component on the Basket Final Valuation Date.

Closing Level:

With respect to the EURO STOXX 50® Index on a valuation date, the official closing level of the EURO STOXX 50® Index published by the index sponsor on that valuation date as displayed on Bloomberg Professional® service page “SX5E<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the EURO STOXX 50® Index will be based on the alternate calculation of the EURO STOXX 50® Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

With respect to the FTSE® 100 Index on a valuation date, the official closing level of the FTSE® 100 Index published by the index sponsor on that valuation date as displayed on Bloomberg Professional® service page “UKX<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the FTSE® 100 Indexwill be based on the alternate calculation of FTSE® 100 Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KWH0 and US06738KWH03

*	Subject to postponement in the event of a market disruption event, as described under “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	0.10%	99.90%
Total	$2,500,000	$2,500	$2,497,500

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 0.10% of the principal amount of the notes, or $1 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Basket Performance?

The following steps illustrate the hypothetical payment at maturity calculations. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming the Final Level of each Basket Component as set forth below. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical Final Level and total returns set forth below are for illustrative purposes only and may not be the actual Final Level and total returns applicable to a purchaser of the Notes. The hypothetical total returns set forth below do not take into account any tax consequences from investing in the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Basket Performance	Payment at Maturity (per $1,000 principal)	Total Return
100.00%	$1,470.00	47.00%
90.00%	$1,470.00	47.00%
80.00%	$1,470.00	47.00%
70.00%	$1,470.00	47.00%
60.00%	$1,470.00	47.00%
50.00%	$1,470.00	47.00%
47.00%	$1,470.00	47.00%
40.00%	$1,400.00	40.00%
30.00%	$1,300.00	30.00%
20.00%	$1,200.00	20.00%
10.00%	$1,100.00	10.00%
5.00%	$1,050.00	5.00%
0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-20.00%	$950.00	-5.00%
-30.00%	$850.00	-15.00%
-40.00%	$750.00	-25.00%
-50.00%	$650.00	-35.00%
-60.00%	$550.00	-45.00%
-70.00%	$450.00	-55.00%
-80.00%	$350.00	-65.00%
-90.00%	$250.00	-75.00%
-100.00%	$150.00	-85.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns are calculated, assuming an initial investment of $1,000.

Example 1: The Basket Performance is greater than 0% but less than the Maximum Return.

Basket Component	Initial Level	Final Level	Percentage Change from Initial Level to Final Level	Weight	Weighted Percentage Change
EURO STOXX 50® Index	2176.64	2285.47	5.00%	65%	3.25%
FTSE® 100 Index	5217.63	5739.39	10.00%	35%	3.50%

Basket Performance					6.75%

Because the Basket Performance of 6.75% is less than the hypothetical Maximum Return of 47.00%, the investor receives a payment at maturity of $1,067.50 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Basket Performance]

$1,000 + [$1,000 × 6.75%] = $1,067.50

The total return on the investment of the Notes is 6.75%.

Example 2: The Basket Performance is greater than the Maximum Return.

Basket Component	Initial Level	Final Level	Percentage Change from Initial Level to Final Level	Weight	Weighted Percentage Change
EURO STOXX 50® Index	2176.64	3482.62	60.00%	65%	39.00%
FTSE® 100 Index	5217.63	6782.92	30.00%	35%	10.50%

Basket Performance					49.50%

Because the Basket Performance of 49.50% is greater than the Maximum Return of 47.00%, the investor receives a payment at maturity of $1,470 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Maximum Return]

$1,000 + [$1,000 × 47.00%] = $1,470

The total return on the investment of the Notes is 47.00%.

Example 3: The Basket Performance is negative but greater than -15.00%.

Basket Component	Initial Level	Final Level	Percentage Change from Initial Level to Final Level	Weight	Weighted Percentage Change
EURO STOXX 50® Index	2176.64	1958.98	-10.00%	65%	-6.50%
FTSE® 100 Index	5217.63	4695.87	-10.00%	35%	-3.50%

Basket Performance					-10.00%

Because the Basket Performance of -10.00% is less than 0% but greater than -15.00%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on investment of the Notes is 0.00%.

Example 4: The Basket Performance is less than -15%.

Basket Component	Initial Level	Final Level	Percentage Change from Initial Level to Final Level	Weight	Weighted Percentage Change
EURO STOXX 50® Index	2176.64	1088.32	-50.00%	65%	-32.50%
FTSE® 100 Index	5217.63	5739.39	10.00%	35%	3.50%

Basket Performance					-29.00%

Because the Basket Performance of -29.00% is less than -15.00%, the investor receives a payment at maturity of $860 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Basket Performance + 15%)]

$1,000 + [$1,000 × (-29.00% + 15.00%)] = $860

The total return on the investment of the Notes is -14.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Basket Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to an Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect an Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

•

Appreciation Potential—If the Basket Performance is greater than 0%, you will receive at maturity (subject to our credit risk) a cash payment equal to (a) the principal amount of your Notes, plus (b) the principal amount of your Notes multiplied by the Basket Performance, subject to the Maximum Return. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

Limited Protection (Subject to Our Credit Risk) Only at Maturity and Only to the Extent Afforded by the Buffer Percentage—If the Basket Performance is negative, the payment at maturity of the Notes will depend on whether and the extent to which the Basket Performance is less than -15%. If the Basket Performance is less than -15%, you will lose an amount equal to 1% of the principal amount of your Notes for every 1% that the Basket Performance falls below -15%. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

Weighted Exposure to the Basket Components—The payment at maturity of the Notes is linked to the Basket consisting of two indices—the EURO STOXX 50® Index and the FTSE® 100 Index, each weighted as described above. For information about the EURO STOXX 50® Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the index supplement. For information about the FTSE® 100 Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—FTSE® 100 Index” in the index supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Basket Components. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”; and

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss—The Notes do not guarantee any return of principal. Any payment at maturity of the Notes is linked to the Basket and will depend on whether, and the extent to which, the Basket Performance is positive or negative. If the Basket Performance is negative and is less than -15%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Performance falls below -15%. You will lose up to 85% of your principal.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

The Payment at Maturity of Your Notes is Not Based on the Levels of the Basket Components at Any Time Other than the Closing Levels of the Basket Components on the Basket Final Valuation Date—The Basket Performance will be based on the Closing Levels of the Basket Components on the Basket Final Valuation Date (subject to adjustments as described in the prospectus supplement) as compared to the Closing Levels of the Basket Components on the Basket Initial Valuation Date. Therefore, if the Closing Levels of one or more of the Basket Components drops precipitously on the Basket Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the levels of the Basket Components prior to such drop. Although the level of any Basket Component on the Maturity Date or at other times during the life of your Notes may be higher than its Initial Level, you will not benefit from any increases in the level of a Basket Component other than the increase, if any, in the level of such Basket Component from its Initial Level on the Basket Initial Valuation Date to its Final Level on the Basket Final Valuation Date.

•

Changes In The Closing Levels of The Basket Components Will Be Weighted and the Weighted Performance of the Basket Components May Offset Each Other—The Notes are linked to a basket comprised of weighted indices set forth on the cover page of this pricing supplement. Movements in the level of the Basket Components may change such that the performances of each Basket Component over the term of the Notes may or may not correlate with each other. At a time when the closing level of one Basket Components increases, the closing level of the other Basket Component may not increase as much or may even decline. At a time when the closing level of one Basket Components decreases, the closing level of the other Basket Component may decline as much or more. The contribution of each Basket Component to the Basket Performance depends on the weight assigned to such Basket Component. Therefore, in calculating payment at maturity, any positive contribution from a Basket Component with a positive performance, after accounting for the weight of such Basket Component, may be moderated, or more than offset, by declines in the closing level of the other Basket Component. There can be no assurance that the resulting Basket Performance will be positive on the Basket Final Valuation Date.

•

Non-U.S. Securities Markets Risks—The stocks included in the Indices are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the Indices, which may have an adverse effect on the Notes. The foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the issuers of stocks included in the Indices will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Indices may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•

Risks Associated with Emerging Markets—An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollars and the currency in which the stocks composing the Basket Components are denominated, although any currency fluctuations could affect the performance of the Basket Components. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Correlation of Changes in Levels of the Basket Components May Adversely Affect the Return on the Notes—Performances among the Basket Components may become highly correlated from time to time during the term of the Notes, including, but not limited to, a period in which there is a substantial decline in the primary securities markets for the Basket Components or stocks underlying the Basket Components. High correlation during periods of negative performances among the Basket Components could cause the Basket Performance to be negative and reduce the value of the Notes and any payment at the maturity of the Notes.

•

Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The historical performance of any Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes. The historical correlation between the Basket Components is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Basket over the term of the Notes may bear no relation or resemblance to the historical performance of the Basket Components.

•

We Are Not Providing Investment Advice or Other Advice in Connection with the Issuance of the Notes—None of Barclays Bank PLC, Barclays PLC, Barclays Capital or their respective affiliates is acting as investment advisor or other advisor in connection with the issuance of the Notes. The issuance of the Notes is not a recommendation by us of the Indices or the components of the Indices. You should reach a decision to invest in the Notes after carefully considering, with your advisors, the information set out in this pricing supplement, the prospectus supplement and the prospectus.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Basket Components would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the performance of the Basket Components and the Basket Performance, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time to maturity of the Notes;

•	the dividend rate on the stocks underlying the Basket Components;

•	interest and yield rates in the market generally;

•	the supply and demand for the Notes;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graphs set forth the historical performance of the Basket Components based on the daily closing level from January 7, 2002 through September 28, 2011. On September 28, 2011, EURO STOXX 50® Index closing level was 2176.64 and the FTSE® 100 Index closing level was 5217.63. We obtained the closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of any Index on the Basket Final Valuation Date. We cannot give you assurance that the performance of the Basket Components and/or the Basket Performance will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.